Exhibit 10.4

SUBLEASE

THIS SUBLEASE, dated this 23 rd day of July, 2007 between NORRIS, McLAUGHLIN & MARCUS, P.A., having an office at 721 Route 202-206, P.O. Box 1018, Somerville, New Jersey 08876-1018 (“Sublandlord”) and AXCAN SCANDIPHARM INC., having an address at 22 Inverness Center Parkway, Birmingham, Alabama 34242 (“Subtenant”).

W I T N E S E T H:

WHEREAS, Mack-Cali Bridgewater Co. L.P. (“Landlord”), as Landlord, and Sublandlord, as Tenant, entered into a Lease Agreement dated December 13, 1988, as amended by the lease amendments described in Exhibit A attached hereto (as amended, the “Master Lease”) for certain premises consisting of approximately 81,211 square feet of gross rentable office space on the first and second floors of the building located at 721 Route 202-206 Bridgewater, New Jersey, as more particularly described in the Master Lease (the “Premises”); and         .

WHEREAS, Sublandlord desires to Sublease to Subtenant, and Subtenant desires to Sublease from Sublandlord, a portion of the Premises (as hereinafter described) on the terms and conditions hereinafter provided;

NOW, THEREFORE, for and in consideration of the covenants herein contained, and upon the terms and conditions hereinafter set forth, Sublandlord and Subtenant agree as follows:

1. Description: Sublandlord hereby Subleases to Subtenant, and Subtenant hereby hires from Sublandlord, a portion of the Premises consisting of 3,650 rentable square feet on the first floor as shown on the Exhibit B attached hereto (the “Subleased Premises”). This Sublease and all of Subtenant’s rights hereunder are and shall remain in all respects subject and subordinate to all of the terms and provisions of the Master Lease, a true copy of which has been provided to Subtenant. The Subtenant shall have the use of the following furniture (the “Furniture”) during the Term of this Sublease, which Furniture shall be accepted in its current “as is” condition and shall be returned to Sublandlord upon the expiration or sooner termination of this Sublease in its current condition, reasonable wear and tear excepted: (a) five (5) cabinets 36” wide × 6 drawers high; (b) 1 black server rack in the pantry; and (c) one (1) small white refrigerator in the pantry. In addition, Subtenant shall have the right to use, on a non-exclusive basis with Sublandlord, the data closet (the “Data Closet”) on the first floor to house up to ten (10) telephone lines, a cable modem box, three (3) IDSN lines, a VPN router switch and other related equipment approved by Sublandlord necessary for to provide telephone, cable and internet service to the Subleased Premises.

2. Term: The commencement date of this Sublease is August 15, 2007 (the “Commencement Date”). The Sublease shall expire on August 14, 2009 (the “Termination Date”), unless terminated earlier in accordance with the provisions of the Sublease. Sublandlord and Subtenant acknowledge that Subtenant is applying for and seeking approval for a Business Employment Incentive Program grant (“BEIP Grant”) from the New Jersey Economic Development Authority (such approval shall hereafter be referred to as the “Approval”). In the event that Subtenant does not receive the Approval on or before September 30, 2007, then Subtenant may, at Subtenant’s option, terminate this Sublease by giving Sublandlord written notice of such election no later than October 5, 2007. Except as provided for herein, if Subtenant elects to terminate this Sublease, the Sublease shall be deemed cancelled and terminated upon Sublandlord’s receipt of Subtenant’s written notice and neither party shall have any further liability to the other hereunder. Notwithstanding anything to the contrary contained herein, in no event shall the term of this Sublease extend beyond the term of the Master Lease. Subtenant expressly acknowledges and agrees that it has no right to renew or extend the Term of this Sublease or the Master Lease.

3. Possession: Sublandlord shall deliver the Subleased Premises to Subtenant on the Commencement Date in its “as is” condition. Subtenant agrees to accept possession of the Subleased Premises in the condition which shall exist on the Commencement Date “as is” and further agrees that Sublandlord shall have no obligation to perform any work or make any installation in order to prepare the Subleased Premises for Subtenant’s occupancy. Notwithstanding the foregoing, Sublandlord agrees to replace the door to the main entrance to the Subleased Premises with a wood door within sixty (60) days following the Commencement Date hereunder.

4. Basic Rent: Subtenant shall pay to Sublandlord annual base rent in the amount of Ninety-Eight Thousand Five Hundred Fifty and 00/100 ($98,550.00) Dollars per year, payable in monthly installments of Eight Thousand Two Hundred Twelve and 50/100 ($8,212.50) Dollars (“Basic Rent”), payable in advance on the first day of each calendar month during the term of the Sublease. A proportionally lesser sum shall be paid for the first and last months of the term of the Sublease if the Commencement Date is on a day other than the first day of the month and the Termination Date is on a day other than the last day of the month. Subtenant shall pay Basic Rent, and any Additional Rent (as hereinafter provided) to Sublandlord at the address for Sublandlord as set forth in the Sublease, or at such other place as Sublandlord may designate in writing, without demand, deduction, setoff or counterclaim. All charges, costs and sums required to be paid by Subtenant to Sublandlord under this Sublease in addition to Basic Rent shall be deemed “Additional Rent”, and Base Rent and Additional Rent shall hereinafter collectively be referred to as “Rent”.

5. Late Charge: Subtenant shall pay a late charge to Sublandlord equal to 8% of any installment of Basic Rent or Additional Rent, or any portion thereof, that is not paid within 5 days of its due date.

6. Sublandlord’s Services:

(A) Sublandlord covenants and agrees that it shall furnish to Subtenant without additional charge: (a) HVAC to maintain the Subleased Premises as appropriate for the season as set forth in the Master Lease between the hours of 8:00 A.M. and 6:00 P.M. Monday through Friday of each week, except holidays set forth in the Master Lease; (b) electricity for lighting purposes and operation of ordinary office equipment; (c) elevator service, and (d) janitorial services, Monday through Friday of each week, except holidays set forth in the Master Lease. Overtime HVAC may be available by prior arrangement with Sublandlord; Subtenant shall be billed at Landlord’s standard overtime rate as established from time to time for such usage pursuant to the Master Lease.

(B) Subtenant hereby acknowledges and agrees that Sublandlord shall not be liable in any way for any damage or inconvenience caused by the cessation or interruption of such HVAC, electricity, elevator, or janitor service occasioned by fire, accident, strikes, necessary maintenance, alterations or repairs, or other causes beyond Sublandlord’s control and Subtenant shall not be entitled to any abatement or reduction of Basic Rent by reason thereof. Notwithstanding the foregoing, if the Subleased Premises are rendered untenantable in whole or in part for a period of ten (10) consecutive business days, by the making of repairs, replacements or additions, other than those made with the Subtenant’s consent or caused by misuse or neglect by Subtenant, or Subtenant’s agents, servants, visitors or licensees, there shall be a proportionate abatement of rent from and after said tenth (10th) consecutive business day and continuing for the period of such untenantability. In no event shall Subtenant be entitled to claim a constructive eviction from the Subleased Premises unless Subtenant shall first have notified Sublandlord in writing of the condition or conditions giving rise thereto, and, if the complaints be justified, unless Sublandlord or Landlord shall have failed, within a reasonable time after receipt of such notice (giving due regard, in the determination of such reasonable time, to matters of Force Majeure) to remedy such condition or conditions.

7. Utilities: Except as provided in Section 6 hereof, Subtenant shall pay directly to the providers thereof all utility costs for telephone, internet and cable service, and any other service that Subtenant contracts directly with any service provider, including, without limitation, all costs of constructing, installing, and maintaining such service. Sublandlord shall incur no liability whatsoever, and it shall not constitute a termination of the Sublease or an eviction, constructive or otherwise, hereunder should any utility service become unavailable from any public utility company, public authority or any other person, firm or corporation supplying such utility.

8. Use and Occupancy: Subtenant shall use and occupy the Subleased Premises solely for office use, subject to the rules and regulations set forth in the Master Lease. Subtenant shall conduct no activity at the Subleased Premises which will increase or otherwise affect the fire or other insurance for the Premises.

9. Care and Repair of Subleased Premises: Subtenant covenants to commit no act of waste and to take good care of the Subleased Premises and the fixtures and appurtenances thereon, and shall, in the use and occupancy of the Subleased Premises, comply with all laws, orders and regulations of the federal, state and municipal governments or any of their departments relating to Subtenant’s use of the Subleased Premises, and with any and all environmental requirements relating to Subtenant’s use of the Subleased Premises. This covenant shall survive the expiration or earlier termination of the Sublease. Subtenant shall comply with and be bound by the provisions of the Master Lease relating to the repair and maintenance of the Subleased Premises. Subtenant shall be responsible for all repairs to the interior of the Subleased Premises resulting from operations or activities of Subtenant.

10. Alterations, Additions or Improvements: Subtenant shall not, without first obtaining the written consent of Sublandlord, make any alterations, additions or improvements to or about the Subleased Premises, including any initial alterations or improvements required by Subtenant in order to occupy the Subleased Premises. All such approved alterations, additions or improvements shall be at Subtenant’s sole cost and expense. All improvements made by Subtenant to the Subleased Premises which are so attached to the Subleased Premises that they cannot be removed without material injury to the Subleased Premises shall become the property of Sublandlord upon installation. Not later than the last day of the term of the Sublease, Subtenant shall, at Subtenant’s expense, remove all of Subtenant’s personal property and those improvements made by Subtenant which have not become the property of Sublandlord, including trade fixtures, cabinet work, moveable paneling, partitions and the like; repair all injury done by or in connection with the installation or removal of said property and improvements; and surrender the Subleased Premises in as good condition as they were at the beginning of the term, reasonable wear and damage by fire, the elements, casualty or other causes not due to the misuse or neglect by Subtenant, Subtenant’s agents, servants, visitors or licensees excepted. All other property of Subtenant remaining on the Subleased Premises after the last day of the term of the Sublease shall be conclusively deemed abandoned and may be removed by Sublandlord. Subtenant shall reimburse Sublandlord for the cost of such removal. Sublandlord may have any such property stored at Subtenant’s risk and expense.

11. Assignment and Sublease: Subtenant may not assign or sublet this Sublease without Sublandlord’s consent. Sublandlord’s consent to an assignment of this Sublease or a further sublease of the Subleased Premises shall not be unreasonably withheld. In all events, the consent of Sublandlord thereto shall be subject to the condition that Landlord’s consent be obtained by Subtenant. Any cost of obtaining Landlord’s consent shall be borne by Subtenant.

12. Fire or Other Casualty: Subtenant is liable for its acts and omissions and the acts and omissions of Subtenant’s employees, agents or invitees, except Subtenant shall have no liability to Sublandlord to the extent the Sublandlord receives insurance proceeds covering its loss. Subtenant shall immediately notify Sublandlord of any fire or other casualty in the Subleased Premises. Subtenant is not required to pay Basic Rent when the Subleased Premises are destroyed in part or in whole by a casualty not due to Subtenant’s actions or negligence. If a substantial part of the Subleased Premises can be used, Subtenant must pay Basic Rent pro rata for the usable portion of the Subleased Premises. If the Subleased Premises are partially damaged by fire or other casualty, the Subleased Premises shall be restored in accordance with the terms of the Master Lease.

13. Liability Insurance: Subtenant waives any cause of action it might have against the Sublandlord or any other person or entity having a legal interest in the Subleased Premises on account of any loss or damage that is insured against under any insurance policy, to the extent that such loss or damage is recoverable under such insurance policy, that covers the Subleased Premises, fixtures, personal property, leasehold improvements or business and which names Subtenant as a party insured. Subtenant agrees that it will request its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against Sublandlord or any other person or entity required by the Sublandlord. Subtenant shall, at its sole cost and expense, procure and maintain throughout the Term a policy or policies of insurance from a company or companies authorized to do business in New Jersey in amounts of not less than a combined single limit of One Million Dollars ($1,000,000.00) or as may be required by the Master Lease, insuring Subtenant, Sublandlord, the Landlord and any other person or entity required to be insured by Sublandlord against any and all liability to the extent obtainable for injury to or death of a person or persons or damage to property occasioned by or arising out of or in connection with the use, operation and occupancy of the Subleased Premises. Subtenant shall furnish a certificate of insurance and such other evidence satisfactory to Sublandlord of the maintenance of all insurance coverages required under the Sublease. All such policies shall require at least thirty (30) days notice prior to cancellation or material change of insurance coverage. Sublandlord agrees that it will request its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against Subtenant.

14. Eminent Domain: If there is a taking by eminent domain of the Subleased Premises, or any portion thereof, the terms of the Master Lease shall control and determine if the Sublease shall terminate. Basic Rent shall be apportioned as of the Termination Date and any Basic Rent paid for any period beyond said date shall be refunded to Subtenant. Subtenant shall not be entitled to any part of the award for such taking or any payment in lieu thereof. In the event of a partial taking which does not effect a termination of the Sublease but does deprive Subtenant of the use of a portion of the Subleased Premises, there shall either be an abatement or an equitable reduction of the Basic Rent for the period for which and the extent to which the Subleased Premises are so taken based upon the portion taken in relation to the entire Subleased Premises. Notwithstanding anything to the contrary contained herein, the Subtenant shall have the right to terminate this Sublease in the event that it reasonably determines that any taking by eminent domain of the Subleased Premises or any part thereof renders the Subleased Premises unusable for its intended purpose.

15. Inspection: Sublandlord, its officers, employees, representatives and any other person or entity with Sublandlord’s express or implied consent, shall have the right upon prior notice to Subtenant to enter into and upon any and all parts of the Subleased Premises at all reasonable hours or, in an emergency, at any hour without prior notice to Subtenant to (i) inspect same for any other purpose that the Sublandlord may deem necessary but without any obligation to do so, except as expressly provided for herein; and (ii) show the Subleased Premises to prospective Subtenants, contractors, purchasers or lenders. In the case of emergency, Sublandlord, its officers, employees, representatives and any other person or entity with Sublandlord’s express or implied consent, shall have immediate access to the Subleased Premises with or without notice to Subtenant, and Subtenant shall not be entitled to any abatement or reduction of Basic Rent by reason thereof, nor shall such be deemed to be an actual or constructive eviction.

16. Holding Over: If Subtenant does not vacate the Subleased Premises at the end of the term of this Sublease, Subtenant shall become a tenant-at-will, and the Basic Rent and the Additional Rent shall automatically become two times the Basic Rent set forth in this Sublease. This shall not be construed as Sublandlord’s consent for Subtenant to hold over.

17. Indemnification: Sublandlord and any other person or entity having a legal interest in the Subleased Premises shall not be liable for and Subtenant will indemnify and save harmless Sublandlord and any other person or entity having a legal interest in the Subleased Premises, of and from all fines, suits, claims, demands, losses and actions, including attorneys’ fees, for any breach of the terms of the Master Lease or for injury to persons or damage to or loss of property on or about the Subleased Premises caused by the act or negligence of, or breach of the Sublease by Subtenant, its employees, Subtenants, invitees or by any other person entering the Subleased Premises, under express or implied invitation of Subtenant. Sublandlord, or any other person or entity having a legal interest in the Subleased Premises, shall not be liable or responsible for any loss or damage to any property or death or injury to any person occasioned by theft, fire, act of God, public enemy, criminal conduct of third parties, injunction, riot, strike, insurrection, war, court order, requisition or other governmental acts or by other tenants of the building or any other matter, or from any cause whatever except the negligence of Sublandlord.

18. Events of Default: If (i) Subtenant fails to pay any installment of Basic Rent when due and such failure continues for a period of ten (10) days after written notice from Sublandlord; (ii) Subtenant fails to observe or perform any of the other obligations of the Subtenant under the Sublease and such failure continues for a period of thirty (30) days from written notice from Sublandlord, (iii) Subtenant makes an assignment for the benefit of creditors; (iv) a receiver is appointed to take possession of all or substantially all of the assets of Subtenant and such receiver is not discharged within forty-five (45) days; (v) Subtenant takes or suffers to be taken any action under any bankruptcy or insolvency law and any involuntary bankruptcy petition is not dismissed within forty-five (45) days; (vii) the attachment or execution against a substantial portion of Subtenant’s assets remains unstayed or undismissed for a period of more than forty-five (45) days; or (viii) Subtenant violates the provisions of the Master Lease and such violation continues for a period of ten (10) days after written notice from Sublandlord or Landlord, then, in any such event, an Event of Default shall be deemed to exist and Subtenant shall be in default hereunder.

19. Remedies: If an Event of Default shall occur, the following provisions shall apply, and Sublandlord shall have the rights and remedies set forth herein, which rights and remedies may be exercised upon or at any time following the occurrence of an Event of Default unless, prior to such exercise, the Event(s) of Default has been cured by Subtenant in all respects as permitted by the Sublease and the Master Lease:

(A) Sublandlord shall have the right to terminate the Sublease as of the date specified in the notice of termination, and in such case, Subtenant’s rights to the possession and use of the Subleased Premises shall end absolutely as of the Termination Date, and the Sublease shall also terminate in all respects except for the provisions regarding Sublandlord’s damages and Subtenant’s liabilities. Following such termination (as well as upon any other termination of this Sublease by expiration of the Term or otherwise) Sublandlord shall immediately have the right to recover possession of the Subleased Premises, and to that end, Sublandlord may enter the Subleased Premises and take possession without the necessity of giving Subtenant any notice to quit or any other further notice, without legal process or proceedings, and in so doing Sublandlord may remove Subtenant’s property, and to make such disposition of same as Sublandlord, in its sole discretion, deems necessary under the circumstances.

(B) Unless and until Sublandlord shall have terminated the Sublease, Subtenant shall remain fully liable and responsible to perform all of the covenants and to observe all of the conditions of the Sublease throughout the remainder of the term. In addition, Subtenant shall pay to Sublandlord, upon demand as Additional Rent, the total sum of all costs, losses, and expenses, including reasonable counsel fees, as Sublandlord incurs, directly, arising from any Event of Default.

(C) If Sublandlord either terminates Subtenant’s right of possession without terminating this Sublease or terminates this Sublease and Subtenant’s leasehold estate as provided above, Sublandlord shall have the unrestricted right to relet the Subleased Premises or any part(s) thereof to such Subtenant(s) on such provisions and for such period(s) as the Sublandlord may elect.

(D) The damage which Sublandlord shall be entitled to recover from Subtenant shall be the sum of (i) all Basic Rent accrued and unpaid as of the Termination Date; and (ii) all costs and expenses incurred by Sublandlord in recovering possession of the Subleased Premises, including removal and storage of Subtenant’s property; the costs and expenses of restoring the Subleased Premises to the condition in which the same were to have been surrendered by Subtenant as of the Expiration Date, and the costs of reletting including, but not limited to, brokerage fees and reasonable counsel fees; and (iii) all Basic Rent otherwise payable by the Subtenant over the remainder of the Term.

(E) The damages payable by Subtenant under subsection (d) of this Section shall be payable on demand from time to time as the amounts are determined. Sublandlord shall use reasonable efforts to mitigate damages.

(F) Sublandlord shall have all rights and remedies now or hereafter existing at law with respect to the enforcement of Subtenant’s obligations hereunder and the recovery of the Subleased Premises, including, without limitation, those set forth in N.J.S.A. 2A:18-53, and all amendments, modifications and substitutions thereof hereafter enacted. No right or remedy herein conferred upon or reserved to Sublandlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law. Sublandlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Sublease, or to a decree compelling performance of any covenant, agreement, condition, or provision of this Sublease.

(G) Nothing herein contained shall limit or prejudice the right of Sublandlord to exercise any or all rights and remedies available to Sublandlord by reason of default or to prove for and obtain in proceedings under any bankruptcy or insolvency laws, an amount equal to the maximum allowed by any law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to or less than the amount of the loss or damage referred to above.

(H) No delay or forbearance by Sublandlord in exercising any right or remedy hereunder, or Sublandlord’s undertaking or performing any act or matter which is not expressly required to be undertaken by Sublandlord shall be construed, respectively, to be a waiver of Sublandlord’s rights or to represent any agreement by Sublandlord to undertake or perform such act or matter thereafter. Waiver by Sublandlord of any breach by Subtenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Sublandlord) or failure by the Sublandlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Sublandlord’s right to have any such covenant or condition duly performed or observed by Subtenant, or of Sublandlord’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Sublandlord in respect of such breach or any subsequent breach. Sublandlord’s receipt and acceptance of any payment from Subtenant which is tendered not in conformity with the provisions of this Sublease or following an Event of Default, regardless of any endorsement or notation on any check or any statement in any letter accompanying any payment, shall not operate as an accord and satisfaction or a waiver of the right of Sublandlord to recover any payments then owing by Subtenant which are not paid in full, or act as a bar to the termination of the Sublease and the recovery of the Subleased Premises because of Subtenant’s previous default.

(I) In the event that Subtenant terminates this Lease for failing to obtain the Approval in accordance with Section 3 hereof, Subtenant shall pay to Sublandlord, in addition to all accrued and unpaid Basic Rent and Additional Rent during Subtenant’s period of occupancy, a termination fee in the amount equal to three (3) months of Basic Rent.

20. Security Deposit: To secure the faithful performance by Subtenant of all the covenants, conditions and agreements in this Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, observed and performed including, but not by way of limitation, such covenants and agreements in this Sublease which become applicable upon the termination of the same by re-entry or otherwise, Subtenant has deposited with Sublandlord the sum of $16,425.00 (the “Security Deposit”) on the understanding that: (a) the Security Deposit or any portion thereof not previously applied, may at any time be applied to the curing of any default that may then exist, without prejudice to any other right or remedy which Sublandlord may have on account thereof, and upon such application Subtenant shall pay Sublandlord on demand the amount so applied which shall be added to the Security Deposit so the same may be restored to its original amount; (b) should the Master Lease be assigned by Sublandlord, the Security Deposit or any portion thereof not previously applied may be turned over to Sublandlord’s assignee and if the same be turned over as aforesaid, Subtenant hereby releases Sublandlord from any and all liability with respect to the Security Deposit and/or its application or return; (c) Sublandlord shall not be obligated to hold the Security Deposit as a separate fund, but may commingle the same with its other funds; (e) if Subtenant shall faithfully fulfill, keep, perform and observe all of the covenants, conditions and agreements in this Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, performed and observed, the sum deposited or the portion thereof not previously applied, shall be returned to Subtenant without interest no later than thirty (30) days after the expiration of the Term of this Sublease, provided Subtenant has vacated the Subleased Premises and surrendered possession thereof to Sublandlord at the expiration of the Term or any extension or renewal thereof in compliance with the terms of this Sublease; and (f) in the event that Sublandlord terminates this Sublease or Subtenant’s right to possession by reason of an Event of Default, Sublandlord may apply the Security Deposit against damages suffered to the date of such termination and/or may retain the Security Deposit to apply against such damages as may be suffered or shall accrue thereafter by reason of Subtenant’s default.

21. Signs: Subtenant shall have the right to place a removable sign on the wood door at the entrance to the Subleased Premises and shall be listed in the building directory, subject to the prior written approval of the Landlord

22. Parking: Subtenant’s occupancy of the Subleased Premises shall include the non-exclusive right, in common with the Sublandlord, to use the parking spaces in the parking area in accordance with the terms of the Master Lease.

23. Provisions Regarding Sublease: This Sublease and all the rights of parties hereunder are subject and subordinate to the Master Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Master Lease. In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease agreement. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Subleased Premises, and in order to protect Sublandlord against a default by Subtenant which might cause a default or event of default under the Master Lease:

(A) Provided Subtenant shall timely pay all Rent when and as due under this Sublease, Sublandlord shall pay, when and as due, all basic rent, additional rent and other charges payable by Sublandlord to Landlord under the Master Lease.

(B) Sublandlord shall perform its covenants and obligations under the Master Lease which do not require for their performance possession of the Subleased Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord.

(C) Subtenant shall timely perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Subleased Premises. If practicable, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Master Lease at least five (5) days prior to the date when Sublandlord’s performance is required under the Master Lease. Sublandlord shall have the right to enter the Subleased Premises to cure any default by Subtenant under this Section or any other Section of this Sublease.

(D) Sublandlord shall not agree to an amendment to the Master Lease which could reasonably be expected to have an adverse effect on Subtenant’s occupancy of the Subleased Premises or its use of the Subleased Premises for their intended purpose, unless Sublandlord shall first obtain Subtenant’s approval thereof.

(E) Sublandlord hereby grants to Subtenant the right to receive the services and benefits with respect to the Subleased Premises which are to be provided by Landlord under the Master Lease. Sublandlord shall have no duty to perform any obligations of Landlord under the Master Lease. By way of illustration (and not limitation) of the foregoing, Sublandlord shall not be required to provide the services or repairs which Landlord is required to provide under the Master Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default or delay on the part of Landlord in the performance or observance by Landlord of any of its obligations under the Master Lease, nor shall such default or delay by Landlord affect this Sublease or excuse or defer the performance of any of Subtenant’s obligations hereunder. In the event of any default of such performance or observance by Landlord of its obligations under the Master Lease, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Landlord to perform or observe its obligations under the Master Lease and, provided that Subtenant specifically reaffirms in writing its agreement (which agreement Subtenant hereby makes) to pay all costs and expenses of Sublandlord and provides Sublandlord with security reasonably satisfactory to Sublandlord to pay such costs and expenses, Sublandlord will take appropriate legal action to enforce the Master Lease.

24. Access to Data Closet; Confidentiality: Sublandlord and Subtenant agree that the Data Closet shall be locked and that access to the Data Closet shall be limited by each party to those employees, agents or service technicians that require access on an as needed basis. Sublandlord and Subtenant shall take reasonable care not to interfere with or disturb the equipment of the other. Each party acknowledges that any information obtained by the other as a result of sharing access to the Data Closet is sensitive and proprietary in nature, and each agrees to keep such information private and confidential.

25. Brokerage: Each party warrants to the other that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Sublease, other than Cushman & Wakefield, whose commission shall be paid by Sublandlord pursuant to a separate agreement. Any party who breaches this warranty shall indemnify the other party against all costs, judgments, legal fees, damages and liabilities arising from the breach of such representation.

26. Notices: Any notice required to be given by either party to the other shall be in writing and shall be mailed either by certified mail, return receipt requested, or overnight mail, at the following addresses:

To Sublandlord:	Norris, McLaughlin & Marcus
721 Route 202-206 P.O. Box 1018
Somerville, New Jersey 08876-1018 Attn: John J. Eagan, Esq.

To Subtenant:	Axcan Scandipharm Inc.
22 Inverness Center Parkway Birmingham, Alabama 35242 Attn: Sharon Yarbrough cc: Legal Department

or such other addresses as either party hereafter designates to the other in writing as aforesaid. All notices shall be effective upon receipt.

27. Force Majeure: Whenever a period of time is herein prescribed for action to be taken by Sublandlord, Sublandlord shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of Sublandlord.

28. Severability: If any clause or provision of the Sublease is illegal, invalid or unenforceable under present or future laws effective during the term of this Sublease, or in violation of any of the terms of the Master Lease, then and in the event, the remainder of the Sublease shall not be affected thereby. In lieu of each clause or provision of this Sublease that is illegal, invalid or unenforceable, there shall be added as a part of this Sublease a clause or provision similar as possible in terms to such illegal, invalid or unenforceable clause or provision as may be legal, valid and enforceable.

29. Quiet Enjoyment: Provided Subtenant has performed all of the terms and conditions of the Sublease to be performed by Subtenant, including the payment of Basic Rent and Additional Rent, Subtenant shall peaceably and quietly hold and enjoy the Subleased Premises for the term of the Sublease, without hindrance from Sublandlord, subject to the terms and conditions of this Sublease.

30. Amendments: This Sublease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto.

31. Waiver: No provision of this Sublease shall be deemed to have been waived by Sublandlord unless such waiver is in writing signed by Sublandlord and addressed to Subtenant, nor shall any custom or practice which may evolve between the parties in the administration of the terms hereof be construed to waive or lessen the right of Sublandlord to insist upon the performance by Subtenant in strict accordance with the terms hereof.

32. Binding Effect: The terms and conditions contained in this Sublease shall apply to, inure to the benefit of, and be binding upon the parties hereto, and upon their respective successors-in-interest and legal representatives, except as otherwise expressly provided herein.

33. Entire Agreement: The Sublease, together with the exhibits attached hereto and riders (if any), contain and embody the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in the Sublease, the exhibits and the rider (if any) shall be of any force or effect.

34. Applicable Law: This Sublease and the rights and obligations of both parties hereunder shall be governed by the laws of the State of New Jersey.

35. No Option: The submission of this Sublease to Subtenant shall not be construed as an offer, nor shall Subtenant have any rights with respect thereto unless and until Sublandlord shall execute a copy of this Sublease and deliver the same to Subtenant.

36. Conflicts with Master Lease: In the event of a conflict between the terms of this Sublease and the Master Lease, the Master Lease shall control.

37. Consent of Landlord: This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord’s obtaining the prior written consent hereto by Landlord, if required. Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Landlord in connection with its approval of this Sublease.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease under seal the day and year first above written.

SUBLANDLORD:
NORRIS, McLAUGHLIN & MARCUS, P.A.

By:	/s/ John J. Eagan
John J. Eagan, Treas.

SUBTENANT:
AXCAN SCANDIPHARM INC.

By:	/s/ Richard Tarte
Richard Tarte, General Counsel and Secretary

EXHIBIT LIST

Exhibit A	Master Lease Schedule

Exhibit B	Subleased Premises

EXHIBIT A

MASTER LEASE AGREEMENTS

A.	Original Lease - dated December 13, 1988

Copy provided to Subtenant

B.	First Amendment - dated May 26, 1989

(a) Increase in basic rent to account for TI/Kitchen loan amortized with interest.

(b) Acknowledgment of February 8, 1989 as commencement date of Lease.

C.	Second Amendment - dated January 15, 1990

(a) Increase in amount of space, in two steps.

D.	Third Amendment - dated January 1, 1995

(a) Space is reduced, and term is adjusted.

(b) Initial term is scheduled to expire February 7, 1999. Term is extended six years, until February 7, 2005. (Extension is considered an exercise of first option right, although term and rent are as provided in this Amendment). Six-year period from February 8, 1999 through February 7, 2005 is called “Extended Term”.

(c) As of January 1, 1995, space is reduced by 3,375 square feet, from 62,130 to 58,755. Percentage share decreases to 30.762%.

E.	Fourth Amendment - dated April 1, 1996

(a) Prepayment of TI/Kitchen loan.

F.	Fifth Amendment - dated March 1, 2001

(a) As of March 1, 2001, an additional 3,375 square feet of space is taken, increasing total square footage from 58,755 to 62,130. Percentage share as to Expansion Space is 1.77%, and total Percentage Share is 32.532% [30.762 plus 1.77] or 32.529% [62,130 divided by 161,000]. [By the Sixth Amendment, the March 1st date was changed to April 9th, and the subsequent rent adjustment dates were changed as reflected in (b) below.]

(b) Landlord is changed to Mack-Cali Bridgewater Co. L.P., and address changed to Cranford office.

G.	Sixth Amendment - dated April 23, 2001

(a) Modified Fifth Amendment by changing commencement date for Expansion Space and rent adjustment dates therefor (as indicated in F(b) above).

H.	Seventh Amendment - dated July 28, 2004

Copy provided to Subtenant

I.	Eighth Amendment - dated September 23, 2004

(a) The parties agreed that the “Delivery Date” under the Seventh Amendment as to the Expansion Premises on the first floor is September 2, 2004, and the “Rent Commencement Date” as to the Expansion Space is February 23, 2005.

J.	Ninth Amendment - dated June 28, 2005

Copy provided to Subtenant

K.	Tenth Amendment - dated February 21, 2006

(a) Fixed Effective Date as to Ninth Amendment as November 16, 2005, and fixed Rent Commencement Date as to Ninth Amendment as June 16, 2006.

L.	Eleventh Amendment - date December 1, 2006

(a) Added premises (“Expansion Premises”) on the first floor of 5,702 rentable square feet (adjoining cafeteria), which increases total leased premises from 81,211 rentable square feet to 86,913 rentable square feet. Lessee’s Proportionate Share as to the Expansion Premises is 2.96%, which increases Lessee’s total Proportionate Share from 42.482% to 45.442%.

(b) Rental rate is same as for Seventh Amendment, except that for two-year extension (see below) rental rate is $26 psf.

(c) Allocated parking spaces are increased by 22, from 325 to 347.

(d) Base year is 2005.

(e) Effective Date is upon substantial completion by Landlord of the Tenant Improvements.

(f) Lease term as to entire premises is extended by two years, from February 28, 2015 to February 28, 2017.

(g) Landlord covenants to maintain a cafeteria and to control odors. (Section 3.11). Soundproofing is also required. (Section 3.4).

(h) Landlord turn-key workletter, at no expense to Tenant.

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EXHIBIT B

SUBLEASED PREMISES

CONSENT TO SUBLET

MACK-CALI BRIDGEWATER REALTY L.L.C. (“Lessor”) hereby consents to the sublease dated July 23, 2007 (“Sublease”) by NORRIS MCLAUGHLIN & MARCUS, P.A., having an office at 721 Route 202/206, Bridgewater, New Jersey (“Lessee”) to AXCAN SCANDIPHARM INC., a Delaware corporation, having a office at 22 Inverness Center Parkway, Birmingham, Alabama 35242 (“Subtenant”) for a term commencing on August 15, 2007 and ending on August 14, 2009 of a portion of the first (lst) floor (“Sublet Space”) in the building known as 721 Route 202/206, Bridgewater, New Jersey (the “Building”), which Sublet Space is the premises (the “Premises”) now leased and demised by Lessor to Lessee by that certain lease between Lessor and Lessee dated December 13, 1988 (which lease, as the same may have been and may hereafter be amended, is hereinafter called the “Lease”), such consent being subject to and upon the following terms and conditions, to each of which Lessee and Subtenant consents and agrees to be bound:

1. The Sublease is subordinate to, and Subtenant accepts the Sublease, subordinate to, the Lease and the matters to which the Lease is subordinate. The Sublease is also subordinate to, and Subtenant accepts the Sublease subordinate to, any amendments to the Lease hereafter made between Lessor and Lessee. Copies of the documents comprising the Lease have been delivered to and reviewed by Subtenant. Subtenant acknowledges that Lessee cannot convey to Subtenant any greater estate than Lessee has been granted pursuant to the Lease.

The provisions of the Lease are incorporated in the Sublease by reference with the same force and effect as if they were fully set forth therein, except as otherwise specifically provided herein.

Subtenant covenants that Subtenant will not do anything in or with respect to the Premises or omit to do anything which Subtenant is obligated to do under the terms of the Sublease which would constitute a default under the Lease or might cause the Lease or the rights of Lessee thereunder to be canceled, terminated or forfeited or might make Lessee liable for any damages, claims or penalties.

2. Lessor shall not be liable for any damage to property or injury to persons, sustained by Subtenant or others, caused by conditions or activities on the Sublet Space. Subtenant shall indemnify the Lessor against all claims arising therefrom and shall carry liability insurance as required by the Lease. Nothing herein shall be deemed to exculpate Lessor from its own willful misconduct.

3. Subtenant shall look only to Lessee for any services to be furnished to Subtenant in accordance with the Sublease.

4. Subtenant shall not make any alterations, additions or improvements upon or to the Sublet Space without the prior written consent of Lessee and Lessor. Any permitted alterations, additions and improvements shall be made at the sole cost of Subtenant and shall become the property of Lessor and shall remain on and be surrendered with the Sublet Space at the termination of the Sublease. Subtenant shall deliver up the same, at the expiration or sooner termination of the term of the Sublease, in as good condition as they are now in, ordinary wear, fire and other unavoidable casualties excepted.

5. At all reasonable hours, the Sublet Space shall be open to Lessor and Lessee, their agents and representatives for inspecting or for repairs, additions or alterations by either party.

6. Subtenant warrants and represents that it has dealt with no broker, other than Cushman & Wakefield, or any other person who would legally claim to be entitled to receive a brokerage commission or finder’s or consultant’s fee with respect to this transaction. Subtenant shall indemnify Lessee and Lessor against the claim of any person, firm or corporation arising out of any inaccuracy or alleged inaccuracy of the above representation.

7. Subtenant covenants with Lessee to hire said premises and to pay the rent therefore as aforesaid, that it will commit no waste, nor suffer the same to be committed thereon, nor injure nor misuse the same; and also that it shall not make alterations therein, nor use the same for any purpose but that hereinbefore authorized. Subtenant has inspected the Sublet Space and accepts same in their

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present condition, without any warranties or representations (express or implied) being relied upon and is relying upon its own inspection. Subtenant further covenants that the Sublease shall not be assigned, encumbered or otherwise transferred, the Sublet Space shall not be further sublet by Subtenant, in whole or in part, and Subtenant shall neither suffer nor permit any of the Sublet Space to be used or occupied by others without the prior consent of Lessor in each instance.

8. In the event of a default by Lessee under the Lease which results in termination of such lease, the Sublease shall, at the option of the Lessor, remain in full force and effect and the Subtenant shall attorn to and recognize Lessor as sublandlord under the Sublease on the terms and provisions set forth in the Sublease except that the rent payable by Subtenant to Lessor shall be equal to the greater of (i) the rent and additional rent, on a per rentable square foot basis, payable under the Sublease, or (ii) the rent and additional rent, on a per rentable square foot basis, payable under the Lease. Subtenant shall promptly upon such Lessor’s request, execute and deliver all instruments necessary or appropriate to confirm such attornment and recognition. The Subtenant hereby waives all rights under any present or future law or otherwise to elect, by reason of the termination of the Lease, to terminate the Sublease or surrender possession of the premises demised thereby.

9. This Consent shall not be construed as a consent by Lessor to, or as permitting, any other or further licensing, subletting or assignment by Lessee or Subtenant or any amendment of the Sublease.

10. Although a duplicate original of the Sublease has been delivered to Lessor for its information, Lessor is not a party thereto and is not bound by its provisions; however, any modification or amendment to the Sublease without the prior written consent of Lessor in each instance, shall be deemed a default under the Lease. Nothing contained herein shall be construed as a consent to, or approval or ratification by Lessor of, any of the particular provisions of the Sublease or as a representation or warranty by Lessor. Lessor shall not be bound or estopped in any way by the provisions of this Consent.

11. Lessee and Subtenant jointly represent that Subtenant is financially responsible, of good reputation and is engaged in a business which meets the standards set by Lessor for the Building and its tenants. Subtenant will use the Sublet Space for general offices purposes, and for no other purposes.

12. Lessee and Subtenant agree that the liability of Lessor under the Lease, Sublease and this Consent and all matters pertaining to or arising out of the tenancy and the use and occupancy of the Premises and the Sublet Space shall be limited to Lessor’s interest in the Building and in no event shall Lessee or Subtenant make any claim against or seek to impose any personal liability upon any general or limited partner of Lessor, or any principal of any firm or corporation that may hereafter be or become the Lessor.

13. Lessee shall continue during the term of the Lease or any renewals thereof to be liable and responsible for the due performance of all of the covenants, agreements, terms, provisions and conditions set forth in the Lease or the Lessee’s part to be performed including but not limited to its obligation to pay all charges or sums which shall be come due to Lessor from Subtenant by reason of its occupancy of the Sublet Space. Nothing herein contained is intended to waive or shall be construed to waive any breach of the Lease or any right of the Lessor against any person, firm, association, corporation or entity liable or responsible for the performance of the Lease or to enlarge or increase Lessor’s obligations thereunder, and all provisions, consents, agreements, terms and conditions of the Lease are hereby declared to be in full force and effect.

14. Subtenant shall carry all of the insurance required to be carried by Lessee under the Lease and shall name Lessor, Mack-Cali Realty, L.P. and Mack-Cali Realty Corporation as an additional insured on all such policies.

15. Intentionally omitted.

16. Lessee agrees not to disclose the terms, covenants, conditions or other facts with respect to this Consent to any person, corporation, partnership, association, newspaper, periodical or other entity, except to Lessee’s accountants or attorneys (who shall also be required to keep the terms of this Consent confidential) or as required by law. This non-disclosure and confidentiality agreement will be binding upon Lessee without limitation as to time, and a breach of this paragraph will constitute a material breach under this Consent.

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17. If any provisions of this Consent shall be at variance with the provisions of the Lease or Sublease, the provisions of this Consent shall prevail. This Consent shall not be changed orally but only by an agreement in writing signed by the party against whom the enforcement of such change is sought. Any options to renew the Lease or Sublease and any options for additional space contained in the Lease or Sublease are hereby deemed null and void and of no force or effect.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the      day of August, 2007.

LESSEE:
NORRIS MCLAUGHLIN & MARCUS, P.A.

By:	/s/ John J. Eagan
Name:	John J. Eagan
Title:	Treas.

SUBTENANT:
AXCAN SCANDIPHARM INC.

By:	/s/ David Mims
Name:	David Mims
Title:	Officer

LESSOR:
MACK-CALI BRIDGEWATER REALTY L.L.C.

By:	Mack-Cali Realty, L.P., member
By:	Mack-Cali Realty, Corporation,
its general partner

By:	/s/ Michael A. Grossman
Michael A. Grossman
Executive Vice President

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